Exhibit 10.33

[FORM OF CITI LONG-TERM RESTRICTED STOCK AWARD AGREEMENT

Citi Long-Term Restricted Stock Award Agreement

1. Award Agreement. Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”), the award summarized below, pursuant to the terms of the Citi Long-Term Restricted Stock Program (the “Program”). The terms, conditions and restrictions of your award are contained in this Equity Award Agreement, including the attached Appendix (together, the “Agreement”), and are summarized, along with additional information, in the Citi Long-Term Restricted Stock Program prospectus for awards granted on December 30, 2009, and any applicable prospectus supplements (together, a “Prospectus”). Your award is also governed by the Citigroup 2009 Stock Incentive Plan, and as it may be further amended from time to time (the “Plan”). For the award to be effective, you must accept below, acknowledging that you have received and read the Prospectus and this Agreement, including the Appendix.

2. Citi Long-Term Restricted Stock Program Award Summary*

Award Summary
Award Date:	December 30, 2009
Number of Shares	{# SHARES}
Vesting Date:	100% on January 20, 2013
Form of Award:	{Restricted Stock} {Deferred Stock}

3. Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup’s policies, as in effect from time to time, relating to the administration of the Program and the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT'S ACCEPTANCE:

By:
	[Name]	Name:
	[Title]	GEID:

*The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, and including restrictions or a potential waiver of your rights that may apply pursuant to provisions of the Emergency Economic Stabilization Act of 2008, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the Prospectus.

CITI LONG-TERM RESTRICTED STOCK AWARD AGREEMENT
APPENDIX

This Appendix constitutes part of the Equity Award Agreement (the “Agreement”) and is applicable to the Long-Term Restricted Stock Program award summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the restricted or deferred stock award (the “Award”) made to Participant under the Program, as described in the Award Summary on page 1. All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as “shares” or “Citigroup stock”). The “Company”, for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program, except where provided otherwise herein.

1. Terms and Conditions. The terms, conditions, and restrictions of the Award are set forth below. Certain of these provisions, along with other important information, are summarized in the Citi Long-Term Restricted Stock Program prospectus for awards granted on December 30, 2009, and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of Awards, restrictions on the transfer of Awards, and additional restrictions or a potential modification or waiver of Participant’s rights to an Award, if required by the applicable provisions of the Emergency Economic Stabilization Act of 2008, as amended, or the terms of any relief provided thereunder that regulate Citigroup’s policies and practices with respect to corporate governance and executive compensation, as further described below.

By accepting an Award, Participant acknowledges that he or she has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary, and intended to promote employee retention and stock ownership and to align employees’ interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if vesting conditions are not satisfied.

Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of an Award covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

Any actual, anticipated, or estimated financial benefit to Participant from an Award is not and shall not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

2. Vesting. If conditions to vesting are satisfied, the vested shares underlying an Award (less any shares withheld for the payment of taxes) will be distributed to Participant as soon as is reasonably practicable after the date(s) such vested shares become transferable in accordance with Section 4. Vesting in each case is subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all conditions to vesting and distribution have been satisfied.

Vesting is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below.

3. Fractional Shares. Participant acknowledges that only whole shares of Citigroup stock may be delivered upon the vesting of an Award, and that while Citigroup will endeavor to compensate Participant in cash for any fractional shares Participant would otherwise be entitled to receive pursuant to the terms of an Award, due to foreign exchange controls that may be in effect from time to time in certain countries, there is no guarantee that such payments can be made to Participants residing outside of the United States, and the Company shall not be liable if for such reason payment is not made to a Participant.

4. Transfer Restriction. Participant’s vested shares are subject to a restriction on the sale or transfer of such shares (“transfer restriction”) that will lapse upon the following events: (1) 25% of Participant’s vested shares will be transferable on the date the Company repays the U.S. government 25% of the aggregate financial assistance it received under Troubled Asset Relief Program (“TARP”); (2) an additional 25% of Participant’s vested shares (or an aggregate total of 50% of Participant’s vested shares) will be transferable on the date the Company repays the U.S. government 50% of the aggregate financial assistance it received under TARP; (3) an additional 25% of Participant’s vested shares (or an aggregate total of 75% of Participant’s vested shares) will be transferable on the date the Company repays the U.S. government 75% of the aggregate financial assistance it received under TARP; and (4) the remainder of Participant’s vested shares will be transferable on the date the Company repays the U.S. government 100% of the aggregate financial assistance it received under TARP. Participant will be notified when all or a portion of his or her vested shares become transferrable on account of the Company’s repayment of the financial assistance it received under TARP.

5. Clawback. The shares subject to the Award will be cancelled or forfeited or subject to recovery by the Company if (i) the Committee determines that (A) Participant received an Award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (B) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (C) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (ii) Participant’s employment is terminated on account of misconduct (as defined below). For purposes of this Agreement, “misconduct” means Participant’s engaging in any conduct that (i) is in competition with the Company’s business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Committee, in its sole discretion, to constitute misconduct.

6. Termination and Interruption of Employment. Participation in the Program, including but not limited to Participant’s right to vest in an Award, is conditioned upon Participant’s continuous employment with the Company, except as otherwise provided below.

If Participant’s continuous employment with the Company terminates or is interrupted for any reason not stated below, vesting of the Award will cease immediately; the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award. If Participant’s continuous employment with the Company terminates or is interrupted for a reason stated below, Participant’s rights with respect to the Award will be affected as provided below. For purposes of this Agreement, employment with the Company shall include working for a subsidiary that is a member of the “controlled group” of Citigroup (as defined below). For these purposes, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

     (a) Disability. The ward will continue to vest during a Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave results in his or her involuntary termination of employment with the Company by reason of disability, Participant’s unvested shares shall vest on Participant’s termination date. Vested shares will be distributed to Participant (less any shares withheld for the payment of taxes) as soon as is reasonably practicable after the date(s) such vested shares become transferable in accordance with Section 4.

     (b) Approved Personal Leave of Absence (Non-Statutory Leave).

     (i) An Award will continue to vest on schedule during the first six months of Participant’s personal leave of absence, provided that Participant’s leave of absence was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). Any unvested shares will be canceled as soon as the approved personal leave of absence has exceeded six months.

     (ii) If the employment of Participant terminates for any reason during the first six months of an approved personal leave of absence, then such applicable provisions of this Section 6 will apply.

     (c) Statutory Leave of Absence. The Award will continue to vest during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and taken in accordance with such law and applicable Company policy (a “statutory leave of absence”). If a statutory leave of absence is followed without interruption by an approved personal leave of absence, any unvested shares will be canceled as of the date that the combined leaves, if continuous, have exceeded six months. If the employment of Participant terminates for any reason during an approved statutory leave of absence, then such applicable provisions of this Section 6 will apply.

     (d) Death. If Participant’s employment terminates by reason of Participant’s death, Participant’s unvested shares will vest. Vested shares will be distributed to Participant’s estate (less any shares withheld for the payment of taxes) as soon as is reasonably practicable after the date(s) such vested shares become transferable in accordance with Section 4.

     (e) Transfer to Non-Participating Subsidiary.

     (i) If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), the Award will continue to vest on schedule.

     (ii) If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), Participant’s unvested shares will be cancelled.

     For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

     (f) The Company is Acquired by Another Entity (Change in Control). If Participant’s employer is acquired by another entity in a transaction that is described in Treas. Reg. §1,409A-3(i)(5)(i) (a “change in control”) Participant’s employment will not be deemed to have terminated in connection with the change in control and the Award will continue to vest on schedule. If the employment of Participant terminates for any reason on or after the change in control, then such applicable provisions of this Section 6 will apply.

7. Non-Transferability. Prior to the Vesting of an Award and the lapse of the transfer restriction of Section 4, neither the Award, nor any share subject to the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award. During Participant’s lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only.

8. Stockholder Rights. Participant shall have no rights as a stockholder of Citigroup over any unvested shares covered by an Award, except that during the vesting period Participant shall receive dividend or dividend equivalent payments in respect of shares subject to an Award.

9. Right of Set Off. Participant agrees that the Company may, to the extent permitted by applicable law, retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

10. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

11. Plan Administration. The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award will be from the shares available for grant pursuant to the terms of the Plan.

12. Adjustments. In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award. All such adjustments shall conform to the requirements of Section 409A of the Code, to the extent applicable, and with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

13. Taxes and Tax Residency Status. By accepting the Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. If Participant is an employee in one of Citigroup’s expatriate programs, he or she agrees to pay all applicable income and/or social taxes and file all tax returns in accordance with the applicable expatriate policy. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Award until the later of the vesting of an Award or the subsequent sale of any shares received in connection with an Award. By signing this Agreement, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

14. Entire Agreement; No Right to Employment. The Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

15. Amendment. The Committee may, in its sole discretion, modify, amend, terminate or suspend the Award or the Program at any time, except that no termination, suspension, modification or amendment of the Award or the Program shall (i) cause the Award or the Program to become subject to, or violate, Section 409A of the Code, or (ii) adversely affect Participant’s rights with respect to the Award, as determined by the Committee, without Participant’s written consent.

16. Compliance with Emergency Economic Stabilization Act of 2008. Participant acknowledges that if Participant and any Award governed by this Agreement are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by this Agreement must comply with EESA, and that this Agreement shall be interpreted or reformed to so comply. If the making of any payment pursuant to this Agreement would violate EESA, or if the making of such payment may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, Participant shall be deemed to have waived his or her right to such payment. In addition, if applicable, the Award will be subject to forfeiture or repayment if the Award is based on performance metrics that are later determined to be materially inaccurate. If applicable, Participant also hereby grants to the U. S. Treasury (or other body of the U.S. government) and to the Company a waiver releasing the U.S. Treasury (or other body) and the Company from any claims that Participant may otherwise have as a result of the issuance of any regulations, determinations or interpretations that adversely modify the terms of the Award or any benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any regulations, determinations or interpretations that may from time to time be promulgated thereunder, or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

17. Arbitration; Conflict; Governing Law. Any disputes related to the Award shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

18. Disclosure Regarding Use of Personal Information and Participant’s Consent.

     (a) Definition and Use of “Personal Information.” In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

     (b) Participant’s Consent. BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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